Exhibit 99.1

National Waste Management Holdings Inc.

Acquires Waste Recovery Enterprises LLC

HERNANDO, Florida, October 28, 2015 /PRNewswire/ -- National Waste Management Holdings, Inc., (OTCQB: NWMH) announces that it has completed its acquisition of Waste Recovery Enterprises LLC located in Bainbridge, New York for $250,000 and 2.75 million restricted shares. The definitive membership interest purchase agreement provides for the purchase of all of the outstanding membership interest of Waste Recovery Enterprises, LLC by National Waste Management Holdings, Inc. ("National Waste"). The completed acquisition is expected to generate revenue for National Waste in excess of $1,500,000 annually with gross profit margins of approximately 45%.

Waste Recovery Enterprises operates a permitted waste processing and disposal facility in Bainbridge, New York, about 200 miles northwest of New York City. The facility has been in continuous operation since 1998 and principally serves the northeastern U.S. industrial and residential markets.

"The addition of this facility to National Waste's family of permitted facilities provides us with a northeastern presence and an exceptional platform to better serve and expand into key waste markets," says National Waste's CEO, Louis Paveglio. "Waste Recovery's facility will allow us to enhance our service offering, bid and win more work, and increase penetration of key accounts."

"The acquisition of Waste Recovery is consistent with our business strategy to acquire facilities that increase our geographic footprint, augment services to existing customers, and attract new customers in under serviced markets," added Jeff Chartier, President of National Waste.

About National Waste Management Holdings Inc.:

National Waste Management Holdings Inc., is a growing and emerging vertically integrated solid waste management company with a concentration on C&D collection, hauling and recycling. National Waste services Florida's west coast and upstate New York and is a distinguished leader in solid waste services. More information may be found at the Company's website:http://www.nationalwastemgmt.com.

This release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934, and are made in reliance upon the protections provided by such Acts for forward-looking statements.  We have identified forward-looking statements by using words such as "expect," "believe," and "should." Although we believe our expectations are reasonable, our operations involve a number of risks and uncertainties that are beyond our control, and these statements may turn out not to be true. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form SEC filings.

Investor Relations:
Natalya Rudman
Crescendo Communications, LLC
+1-(212)671-1020, Ext:304
nwmh@crescendo-ir.com